UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2014

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35622	14-1742717

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle Albany, NY	12212

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 22, 2014, Albany Molecular Research, Inc., a Delaware corporation (the “Company”), AlCu Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Cedarburg Pharmaceuticals, Inc., a Delaware corporation (“Cedarburg”), and James Gale, solely in his capacity as initial Holder Representative (as defined in the Merger Agreement defined below), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into Cedarburg (the “Merger”), with Cedarburg continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Surviving Corporation”). The Board of Directors of the Company (the “Board”) approved the transaction and the form of the Merger Agreement, subject to further revision and negotiation at the direction of a Transaction Committee of the Board (the “Committee”). The Committee was created by the Board for the purpose of approving the final Merger Agreement and any other definitive documentation relating to the Merger. The Committee unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Pursuant to the terms set forth in the Merger Agreement, the Company will acquire all the outstanding shares of Cedarburg for $38.2 million in cash (the “Merger Consideration”). The transaction also includes the Company assuming $2.8 million of liabilities of Cedarburg at the closing of the Merger (the “Closing”) including indebtedness, obligations related to certain discontinued operations, certain change in control payments and transaction expenses, placing the value of the transaction at $41 million. The Merger Consideration may be adjusted based on Cedarburg’s Working Capital (as defined in the Merger Agreement) at the time of the Closing in accordance with the terms of the Merger Agreement. At the Closing, the Company shall deposit $4,600,000 of the Merger Consideration in an escrow account with Wells Fargo, N.A. to be held in escrow and distributed in accordance with the terms of the Escrow Agreement (as defined in the Merger Agreement).

Cedarburg, the Company and Merger Sub, have made certain customary representations, warranties and covenants in the Merger Agreement, including, among others: (i) representations by Cedarburg with respect to its business, operations and financial condition, (ii) covenants by Cedarburg to operate its business in the ordinary course during the period between execution of the Merger Agreement and the Closing and not to engage in certain activities during that period; and (iii) covenants by Cedarburg not to solicit, encourage, enter into or continue any discussions concerning the transactions contemplated by the Merger Agreement or any other similar transactions.

The completion of the Merger is subject to customary conditions, including, among others: (i) approval of the Merger by the Cedarburg Stockholders and (ii) the absence of a material adverse effect on Cedarburg following the date of the Merger Agreement.

The Merger Agreement may be terminated under certain circumstances, including by either the Company or Cedarburg if: (i) the Merger is not consummated on or before June 30, 2014; (ii) a final and non-appealable order is entered restraining, enjoining or otherwise prohibiting the transaction; or (iii) a material uncured breach by the other party occurs that would cause the closing conditions not to be satisfied. In the event that the Merger Agreement is terminated, the Merger Agreement does not provide for the payment of a termination fee by either the Company or Cedarburg.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Cedarburg or Merger Sub. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in confidential disclosure letters provided by each party to the other in connection with the signing of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about the Company, Cedarburg or Merger Sub at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On March 24, 2014, the Company issued a press release announcing the Merger. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Albany Molecular Research, Inc., AlCu Acquisition Corp, Cedarburg Pharmaceuticals, Inc. and James Gale, dated March 22, 2014.

99.1	Press Release dated March 24, 2014.

SIGNTURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ William S. Marth

William S. Marth

President and Chief Executive Officer

Date:  March 24, 2014

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Albany Molecular Research, Inc., AlCu Acquisition Corp, Cedarburg Pharmaceuticals, Inc. and James Gale, dated March 22, 2014.

99.1	Press Release dated March 24, 2014.